EXHIBIT 10.37

AMERICAN PROPERTY MANAGEMENT CORP. 2154 N.E. Broadway Portland, Oregon 97232 Mailing Address: P.O. Box 12127, Portland, Oregon 97212 Phone 503-281-7779 Fax 503-460-2616

OFFICE LEASE

This Lease (“LEASE”), dated for reference purposes only,

September 5, 2006

is made by and between

AMERICAN PROPERTY MANAGEMENT CORP. as agent for and on behalf of

WESTON INVESTMENT CO. LLC, (“LESSOR”), and

Rim Semiconductor Company, a Utah corporation, (“LESSEE”).

AMERICAN PROPERTY MANAGEMENT CORP. Account #C-321-5220-02

LESSOR hereby leases to LESSEE the following:

Suite #350 consisting of approximately 6,967 rentable square feet (“Premises”)

(See Standard of Measurement Section 1.1)

(This measurement includes a load factor for the Building of 15%)

in the Multnomah Plaza Office Building

located at 305 NE 102nd Avenue, Portland, OR 97220 (“Building”)

for a term commencing sixty (60) days after issuance of a building permit; (“Commencement Date”)

and continuing through thirty six (36) full calendar months; (“Expiration Date”)

at an initial Base Rental of $10,740.79 (U.S.) per month (“Base Rent”) (see Section 37.1)

payable in advance on the first day of each month at

2154 N.E. Broadway, Suite #200, Portland, Oregon 97232-1561

commencing sixty (60) days after issuance of a building permit.

07/10/06

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LESSOR and LESSEE covenant and agree as follows:

1.1  STANDARD OF MEASUREMENT

a.)	Useable Square Footage

Is that area from the center of the tenant demising wall to the center of the opposite tenant demising wall which is established by the American National Standard Method of Measurement of Office Floor Space (ANSI Z65.1-1980) and the Building Owners and Manager Association (BOMA).

b.)	Load Factor

Is a percentage of all the Building common areas such as Building lobby, elevator lobbies, common hallways, common restrooms, common utility service closets, common conference room, common canteen/kitchen lounge areas and designated smoking areas. Not calculated are vertical floor penetrations such as stairways, elevator shafts or mechanical shafts.

c.)	Rentable Square Footage

Is the calculated useable square footage plus a percentage of the common area of the Building. The total of the two equal rentable square footage.

Formula:
6,058 useable square feet + 15% Load Factor = 6,967 rentable square feet

Note: The actual common area square footage may exceed the Load Factor of this Lease.

d.)	These square footages are approximations only and may vary from the actual square footage. Prior to occupancy LESSEE may inspect and measure the Premises to confirm the square footage. As of occupancy LESSEE shall be deemed to have accepted the Premises, and will be deemed to have waived any objection to the square footage approximations set forth herein.

2.1  DELIVERY OF POSSESSION

Should LESSOR be unable to deliver possession of the Premises on the date fixed for the Commencement Date of the term, the Commencement Date will be deferred and LESSEE shall owe no rent until receiving notice from LESSOR tendering possession to LESSEE. If possession is not so tendered within 90 days following the Commencement Date of the term, then LESSEE may elect to cancel this LEASE by providing written notice to LESSOR within 10 days following expiration of the 90 day period. LESSOR shall have no liability to LESSEE for delay in delivering possession, nor shall such delay extend the term of this LEASE in any manner.

2.2  EARLY POSSESSION

If LESSEE occupies the Premises prior to said Commencement Date, such occupancy shall be subject to all provisions of this LEASE, such occupancy shall not advance the Expiration Date, and LESSEE shall pay rent for such period at the initial monthly rates set forth above.

2.3  ACCEPTANCE OF PREMISES

Except as may be provided for in any exhibit, appendix or rider hereto, occupancy shall be construed to mean that LESSEE expressly acknowledges that it has fully inspected the Premises and accepts the Premises in their present condition. LESSEE further acknowledges LESSOR shall not be responsible for any alterations, improvements or repairs unless by written agreement of the parties, attached to and made a part of this LEASE.

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3.1  RENT PAYMENT

Upon LESSEE'S execution of the LEASE, LESSEE shall pay the Base Rent for the first calendar month of the LEASE term for which rent is payable. LESSEE shall pay the Base Rent for the Premises and any additional charges provided herein without deduction or offset. Rent for any partial month during the lease term shall be prorated to reflect the number of days during the month that LESSEE occupies the Premises based on a thirty (30) day month/360 day year. Rent or any additional charges not paid when due shall bear interest at the rate of one-and-one-half percent (1 1/2%) per month until paid in full. LESSOR may at its option impose a late charge of .10 for each $1 due or $50.00, whichever is greater, for rent or other additional charges paid made more than 10 days after its due date in lieu of interest for the first month of delinquency, without waiving any other remedies available for default.

4.1  SECURITY DEPOSIT

Concurrently with the execution of this LEASE by the LESSEE, LESSEE shall deliver to LESSOR Ten Thousand Seven Hundred Forty and 79/100’s dollars ($10,740.79) as security for the full, timely and faithful performance by LESSEE of every covenant and condition of this LEASE. It is expressly understood and agreed the security deposit is not an advance of rental deposit or a measure of LESSOR’S damages in the case of a default. This deposit shall not bear interest. The security deposit shall not be considered a trust fund. LESSOR does not represent that LESSOR is acting as a trustee or in any fiduciary capacity in controlling or using LESSEE’S security deposit as provided for herein. If LESSEE shall default with respect to any covenant or condition of this LEASE, LESSOR may apply the whole or part of such security deposit to the payment of any sum in default or any other sum which LESSOR may be required to spend by reason of LESSEE’S default. In such event, LESSEE shall upon demand immediately pay to LESSOR the amount necessary to restore the security deposit to its original amount. When the Base Rent is adjusted per the terms of this LEASE, an additional amount shall be paid to bring the security deposit amount equal to the newly adjusted Base Rent amount. If LESSEE, complies with all of the covenants and conditions of this LEASE, the security deposit or any balance thereof shall be returned to the LESSEE within sixty (60) days after the Expiration Date of the lease term.

5.1  USE

LESSEE shall use the Premises for professional business office use only with no retail sales or manufacturing and for no other purpose without LESSOR'S consent. In connection with its use, LESSEE shall at its expense promptly comply with all applicable laws, ordinances, rules and regulations of any public authority and shall not annoy, obstruct, or interfere with the rights of the other tenants of the Building. LESSEE shall create no nuisance nor allow any objectionable fumes, noise, or vibrations to be emitted from the Premises. LESSEE shall not conduct any activities that will increase LESSOR'S insurance rates for any portion of the Building or that will in any manner degrade or damage the reputation of the Building.

6.1  EQUIPMENT

LESSEE shall install in the Premises only such office equipment as is customary for general office use and shall not overload the weight capacity of the floors or the capacity of the electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building. LESSOR must approve, in advance, the location and manner of installing any electrical, heat generating or communication equipment or exceptionally heavy articles. Any additional air conditioning required because of heat generating equipment or special lighting installed by the LESSEE shall be installed and maintained at LESSEE'S expense. LESSOR shall have no obligation to permit the installation of equipment by any telecommunications provider whose equipment is not then servicing the building.

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7.1 SIGNS

No signs, awnings, antennas, or other apparatus shall be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned so as to be visible from outside the Premises without LESSOR'S written approval as to design, size, location and color. All signs installed by LESSEE shall comply with LESSOR'S standards for signs and all applicable codes and ordinances and all signs and sign hardware shall be removed upon termination of this LEASE with the sign location restored to its former state unless LESSOR elects to retain all or any portion thereof. LESSOR shall provide and install building standard signage in the name of the LESSEE as it appears in this LEASE for the Building lobby and suite entry. LESSEE shall be responsible for all signage expense if the LEASE term is twelve months or less. Any changes thereafter requested by LESSEE and approved by LESSOR shall be at LESSEE'S sole expense.

The LESSOR will allow Lessor approved vinyl lettering and logo similar in size and type of existing signage to be installed by LESSOR’s sign company at Lessee’s sole cost on the West glass entry to the ground floor of the Building.
The Lessor will replace building standard signage on the Suite 105 sign to say “Rim Semiconductor Company” at Lessor cost.

The Lessor will install the same to Suite 103 sign at Lessor cost.

The Lessor will update the Building lobby directory to reflect the name change.

8.1 UTILITIES AND SERVICES

LESSOR shall furnish heat, electricity, elevator service, and if the Premises are air conditioned, air conditioning during the normal Buildings hours of 7:00 A.M. to 6:00 P.M., Monday through Friday, except holidays and 7:00 A.M. to 2:00 P.M. Saturdays, except holidays. The acceptable temperature range for the Premises is between 67 degrees to 75 degrees Fahrenheit, as measured from the thermostat level which is approximately sixty inches (60") above the floor, unless there are extreme weather conditions which create an unusually hot or cold condition. Janitorial service will be provided in accordance with the regular schedule of the Building, which schedule and service may change from time to time. LESSEE shall comply with all government laws and regulations regarding the use or reduction of use of utilities on the Premises. Interruption of services or utilities shall not be deemed an eviction or disturbance of LESSEE'S use and possession of the Premises, render LESSOR liable to LESSEE for damages, or relieve LESSEE from performance of LESSEE'S obligations under this LEASE, but LESSOR shall take all reasonable steps to correct any interruptions in service. Electrical service furnished will be 110 volts unless different service already exists in the Premises. The LESSOR shall only provide repair and maintenance to building standard florescent light fixtures. The LESSOR shall not be responsible for repair, maintenance (including light bulb replacement) for non-building standard light fixtures. LESSEE shall provide its own surge protection for power furnished to the Premises.

8.2 EXTRA USAGE

If LESSEE uses excessive amounts of LESSOR provided utilities and/or services of any kind because of operation during normal Building hours and/or outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting or any other cause, LESSOR may impose a reasonable charge for supplying such extra utilities and/or services, which charge shall be payable monthly by LESSEE in conjunction with rent payments. In case of dispute over any extra charge under this paragraph, LESSOR shall designate a qualified independent engineer whose decision shall be conclusive on both parties. LESSOR and LESSEE shall each pay one-half of the cost of such determination.

8.3 REMOVAL OF DEBRIS

LESSEE shall be solely responsible for and promptly pay for the removal of all debris, cardboard, all and any other refuse generated in LESSEE'S moving into premises including the replacement of office furniture and equipment during tenancy and in vacating the Premises. Upon request, LESSOR shall supply LESSEE the name of a recycling company to remove recyclable items. LESSEE shall pay such additional charge in full upon receipt of statement.

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9.1 MAINTENANCE AND REPAIRS

LESSOR shall have no liability for failure to perform required maintenance and repair unless written notice of the needed maintenance or repair is given by LESSEE and LESSOR fails to commence efforts to remedy the problem in a reasonable time and manner. LESSOR shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs, and LESSOR shall have no liability for interference with LESSEE'S use because of repairs and installations, nor shall LESSOR be required to provide LESSEE with advance written notice of LESSOR'S access to the Premises. LESSEE shall have no claim against LESSOR for any interruption or reduction of services or interference with LESSEE'S occupancy, and no such interruption or reduction shall be construed as a constructive or other eviction of LESSEE. Repair of damage caused by negligent or intentional acts or breach of this LEASE by LESSEE, its employees, or invitees shall be at LESSEE'S expense.

The LESSOR shall only provide repair and maintenance to building standard florescent light fixtures. The LESSOR shall not be responsible for repair, maintenance (including light bulb replacement) for non-building standard light fixtures.
The Lessor will repair the exterior third (3rd) floor upper window metal stripping that is falling prior to the Lease Commencement Date.

10.1 ALTERATIONS

LESSEE shall not make any alterations, additions, or improvements to the Premises, change the color or character of the interior, or install any wall or floor covering without LESSOR'S prior written consent. Any such additions, alterations, or improvements, except for removable machinery and unattached moveable trade fixtures shall at once become part of the realty and belong to LESSOR. LESSOR may at its option require that LESSEE remove any alterations and restore the Premises to the original condition upon termination of this LEASE. LESSOR shall have the right to approve the contractor used by LESSEE for any work in the Premises, and to post notices of nonresponsibility in connection with any work being performed by LESSEE in the Premises. LESSEE agrees that any Building or fixture modifications within the LESSEE'S Premises that is required to accommodate the LESSEE, employees or invitees of the LESSEE, as required by the Americans with Disabilities Act (ADA), will be at the expense of the LESSEE.

The LESSEE shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without prior written consent of the LESSOR. In the event LESSEE desires to change or modify door locks on the Premises, LESSEE shall notify LESSOR in advance and shall use LESSOR'S authorized locksmith and LESSEE shall bear such cost.

11.1 INDEMNITY

LESSEE shall not allow any liens to attach to the Building or LESSEE'S interest in the Premises as a result of its activities. LESSEE shall indemnify and defend LESSOR from any claim, liability, damage, or loss occurring on the Premises, arising out of any activity by LESSEE, its agents, or invitees or resulting from LESSEE'S failure to comply with any term or condition of this LEASE. LESSOR shall have no liability to LESSEE because of loss or damage caused by the acts or omissions of other tenants of the Building, or by third parties.

12.1 INSURANCE

LESSEE shall carry liability insurance in the amount of no less than $1,000,000.00 and which insurance shall have an endorsement naming LESSOR and LESSOR'S agent, if any, as an additional insured and covering the liability insured under Paragraph 11.1 of this LEASE. LESSEE shall furnish a certificate evidencing such insurance which shall state that the coverage shall not be canceled or materially changed without 10 days advance written notice to LESSOR and LESSOR'S agent, if any, and a renewal certificate shall be furnished at least 10 days prior to expiration of any policy. LESSEE is responsible for their own fire insurance, see Section 14.1.

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13.1 FIRE OR CASUALTY

"Major Damage" means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than 25 percent (25%) of pre-damage value of the Building to repair, or which is not covered by insurance. In case of Major Damage, LESSOR may elect to terminate this LEASE by notice in writing to LESSEE within 60 days after such date. If this LEASE is not terminated following Major Damage, LESSOR shall promptly restore the Premises to the condition existing just prior to the damage. LESSEE shall promptly restore all damage to tenant improvements or alterations installed or paid by LESSEE or pay the cost of such restoration to LESSOR if LESSOR elects to do the restoration of such improvements. Rent shall be reduced from the date of damage until the date restoration work being performed by LESSOR is substantially complete, with the reduction to be in proportion to the area of the Premises not useable by LESSEE.

14.1 WAIVER OF SUBROGATION

LESSEE shall be responsible for insuring its personal property and trade fixtures located on the Premises. Neither LESSOR nor LESSEE shall be liable to the other for any loss or damage caused by fire, water damage, sprinkler leakage, or any of the risks that are or could be covered by a standard all risk insurance policy with an extended coverage endorsement, or for any business interruption, and there shall be no subrogated claim by one party's insurance carrier against the other party arising out of any such loss.

15.1 EMINENT DOMAIN

If a condemning authority takes title by eminent domain or by agreement in lieu thereof to the entire Building or a portion sufficient to render the Premises unsuitable for LESSEE'S use, then either party may elect to terminate this LEASE effective on the date that possession is taken by the condemning authority. Rent shall be reduced for the remainder of the term in an amount proportionate to the reduction in the area of the Premises caused by the taking. All condemnation proceeds shall belong to LESSOR, and LESSEE shall have no claim against LESSOR or the condemnation award because of the taking.

16.1 ASSIGNMENT AND SUBLETTING

This LEASE shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns, provided that LESSEE shall not assign its interest under this LEASE or sublet all or any portion of the Premises without first obtaining LESSOR'S consent in writing. This provision shall apply to all transfers by operation of law including but not limited to mergers and changes in control of LESSEE. No assignment or subletting shall relieve LESSEE of its obligation to pay rent or perform other obligations required by this LEASE, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. LESSOR shall not unreasonably withhold its consent to any assignment, or to subletting provided the subrental rate or effective rental paid by the assignee is not less than the current scheduled rental rate of the Building for comparable space and the proposed LESSEE is compatible with LESSOR'S normal standards for the Building. If LESSEE proposes a subletting or assignment to which LESSOR is required to consent under this paragraph, LESSOR shall have the option of terminating this LEASE and dealing directly with the proposed sublessee or assignee, or any third party. If an assignment or subletting is permitted, any cash profit, or the net value of any other consideration received by LESSEE as a result of such transaction shall be paid to LESSOR promptly following its receipt by LESSEE. LESSEE shall pay any costs incurred by LESSOR in connection with a request for assignment or subletting, including reasonable attorneys' fees.

17.1 DEFAULT

Any of the following shall constitute a default by LESSEE under this LEASE:

(a)	LESSEE'S failure to pay rent or any other charge under this LEASE within 10 days after it is due.

(b)
LESSEE’S failure to comply with any other term or condition within 10 days following written notice from LESSOR specifying the noncompliance. If such noncompliance cannot be cured within this 10 day period,

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the provision shall be satisfied if LESSEE commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect compliance as soon as possible. Time is of the essence in the performance of this LEASE.

(c)
The making by LESSEE of any general assignment or general arrangement for the benefit of creditors; or the filing by or against LESSEE of a petition to have LESSEE adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against LESSEE, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially of all LESSEE'S assets located at the Premises or of LESSEE'S interest in this LEASE, where possession is not restored to LESSEE within thirty (30) days; or the attachment, execution, or other judicial seizure of substantially all of LESSEE'S assets located at the Premises or of LESSEE'S interest in this LEASE, where such seizure is not discharged within thirty (30) days.

(d)	Assignment or subletting by LESSEE in violation of Paragraph 16.1.

(e)	Vacation or abandonment of the Premises without the written consent of LESSOR.

17.2 REMEDIES FOR DEFAULT

In case of default as described in Paragraph 17.1, LESSOR shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

(a)
LESSOR may terminate the LEASE and retake possession of the Premises. Following such retaking of possession, efforts by LESSOR to relet the Premises shall be sufficient if LESSOR follows its usual procedure for finding tenants for the space at rates not less than the current rates for other comparable space in the Building. If LESSOR has other vacant space in the Building, prospective tenants may be placed in such other space without prejudice to LESSOR'S claim to damages or loss of rental from LESSEE.

(b)
LESSOR may recover all damages caused by LESSEE'S default which shall include an amount equal to rentals lost because of the default, lease commissions paid for this LEASE, the unamortized cost of any tenant improvements installed by LESSOR to meet LESSEE'S special requirements and the cost of any clean up, refurbishing, lock changes and removal of the LESSEE'S property and fixtures. LESSOR may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. LESSOR may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the LEASE. Such damages shall be measured based upon the rent due under this LEASE for the remainder of the term, discounted to the time of judgment at the prevailing interest rates on judgments.

(c)
LESSOR may make any payment or perform any obligation which LESSEE has failed to perform, in whichcase LESSOR shall be entitled to recover from LESSEE upon demand all amounts so expended, plus interest from the date of the expenditure at the rate of one-and-one-half percent (1 1/2%) per month. Any such payment or performance by LESSOR shall not waive LESSEE'S default.

18.1 SURRENDER

On the Expiration Date or early termination of this LEASE, LESSEE shall deliver all keys to LESSOR to avoid a minimum lock change charge of $150.00 per lock and surrender the Premises broom clean and in the same condition as at the commencement date of the term subject only to reasonable wear from ordinary use. LESSEE shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove shall be an abandonment of the property and LESSOR may dispose of it in any manner without liability and LESSEE shall pay a reasonable charge for such removal and disposal. If LESSEE fails to vacate the Premises when required, including failure to remove all its personal property, LESSOR may elect either: (1) to treat LESSEE as a tenant from month to month, subject to all the provisions of this LEASE except that rent shall be one-and-one-half (1 1/2) times the total rent being charged when the lease term expired; or (2) to eject LESSEE from the Premises and recover damages caused by wrongful holdover. During the period of sixty (60) days prior to the termination date of this LEASE, the LESSOR may post on said premises or in the windows thereof signs of appropriate size notifying the public that the premises are "For Lease."

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19.1 REGULATIONS

LESSOR shall have the right (but shall not be obligated) to make, revise and enforce regulations or policies consistent with this LEASE for the purpose of moving, use of common areas, prohibiting smoking or promoting safety, health, order, economy, cleanliness, and good service to all tenants of the Building. All such regulations and policies shall be complied with as if part of this LEASE.

20.1 ACCESS

During times other than normal Building hours LESSEE'S officers and employees or those having business with LESSEE may be required to identify themselves or show passes in order to gain access to the Building. LESSOR shall have no liability for permitting or refusing to permit access by anyone. LESSOR shall have the right to enter upon the Premises at any time by passkey or otherwise to determine LESSEE'S compliance with this LEASE, to perform necessary repairs to the Building or the Premises, examine the condition of the Premises, to show the Premises to any prospective tenant or purchasers or for any other lawful purpose. Except in the case of emergency, such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by LESSEE.

21.1 FURNITURE AND BULKY ARTICLES

LESSEE shall move furniture and bulky articles in and out of the Building or make independent use of the elevators only at times approved by LESSOR following at least 24 hours' advance written notice to LESSOR of the intended move. Items of 1,000 pounds or greater shall require LESSOR'S approval.

22.1 NOTICES

Notices between the parties relating to this LEASE shall be in writing, effective when delivered, or facsimile, or if mailed, effective on the second day following mailing, postage prepaid, to the address for the party stated in this LEASE or to such other address as either party may specify by written notice to the other. Notice to LESSEE may always be delivered to the Premises. Rent shall be payable to LESSOR at the LESSOR'S address and in the same manner, but shall be considered paid only when received.

23.1 SUBORDINATION

This LEASE shall be subject and subordinate to any mortgages, deeds of trust, or land sale contracts (hereafter collectively referred to as encumbrances) now existing against the Building. At LESSOR'S option this LEASE shall be subject and subordinate to any future encumbrance hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and LESSEE shall execute such documents as may reasonably be requested by LESSOR or the holder of the encumbrance to evidence this subordination.

24.1 TRANSFER OF BUILDING

If the Building is sold or otherwise transferred by LESSOR or any successor, LESSEE shall attorn to the purchaser or transferee and recognize it as the LESSOR under this LEASE, and, provided the purchaser assumes all obligations hereunder, the transferor shall have no further liability hereunder.

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25.1 ESTOPPELS

Either party will within 20 days after written notice from the other execute, acknowledge and deliver to the other party a certificate certifying whether or not this LEASE has been modified and is in full force and effect; whether there are any modifications or alleged breaches by any other party; the dates to which rent has been paid in advance, and the amount of any security deposit, Lease Consideration, or prepaid rent; and any other facts that may reasonably be requested. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. If requested by the holder of any encumbrance, or any ground lessor, LESSEE will agree to give such holder or LESSOR notice of and an opportunity to cure any default by LESSOR under this LEASE.

26.1 ATTORNEYS FEES

In any litigation arising out of this LEASE, the prevailing party shall be entitled to recover, in addition to costs and disbursements, attorneys' fees at trial and on any appeal. If LESSOR incurs attorneys’ fees because of a default by LESSEE, LESSEE shall pay all such fees whether or not litigation is filed.

27.1 QUIET ENJOYMENT

LESSOR warrants that so long as LESSEE complies with all terms of this LEASE, it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by LESSOR. Neither LESSOR nor its managing agent shall have any liability to LESSEE for loss or damages arising out of the acts, including criminal acts, of other tenants of the Building or third parties, nor any liability for any reason which exceeds the value of its interest in the Building.

28.1 COMPLETE AGREEMENT

This LEASE and the attached Exhibits and Schedules constitute the entire agreement of the parties and supersede all prior written and oral agreements and representations. Neither LESSOR nor LESSEE is relying on any representations other than those expressly set forth herein. There are no implied covenants or other agreements between the parties except as expressly set forth in this LEASE.

29.1 CHAIR MATS

LESSEE shall provide, at LESSEE'S expense, chair mats for all desk rolling chairs within the leased space and will be responsible for carpet wear caused by chairs which could have been avoided by the use of chair mats.

30.1 PARKING

LESSEE shall have the nonexclusive use of eighteen (18) parking spaces for every 6,058 useable square feet of leased space for the use during normal business hours. LESSOR has sole control of parking and may designate areas for patrons of the property/Building and assign LESSEE and employees of the LESSEE to designated parking areas. LESSEE and employees shall park their cars only in these areas designated for the purpose by the LESSOR. LESSEE shall furnish to LESSOR license numbers of vehicles used by the LESSEE and the employees of the LESSEE, and notify LESSOR of any changes within five (5) days. If LESSEE or its employees fail to park their vehicles in designated parking areas, then LESSOR may charge LESSEE twenty dollars ($20.00) per day per vehicle for each or partial day, in any area other than those designated, or if the area is signed as a towing area, to have the vehicle(s) towed at the LESSOR'S option and at the expense of the LESSEE and its employees. LESSEE acknowledges and agrees that LESSOR shall not be responsible for the enforcement of any parking rules or regulations in connection with reserved parking spaces contained in this LEASE and/or in the Building rules.

There shall be no overnight storage of vehicles or trailers in the parking areas or outside of Premises. LESSOR may remove vehicle from property and LESSEE shall bear the cost of such removal.

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31.1 COMMON AREA

Where the Building has a common entrance or meeting room, the LESSEE may use these facilities at no cost on a first-come, first-serve basis by contacting the LESSOR and reserving the room in advance. Abusing the privilege of the rooms may result in the loss of said use.

32.1	NOTICE TO OWNERS, BUYERS, AND TENANTS REGARDING HAZARDOUS WASTES OR SUBSTANCES UNDERGROUND STORAGE TANKS

Comprehensive Federal and State laws and regulations have been enacted in the last few years in an effort to develop controls over the use, storage, handling, cleanup, removal and disposal of hazardous wastes or substances. Some of these laws and regulations, such as, for example, the so-called "Superfund Act", provide for broad liability schemes wherein an owner, tenant or other user of the property may be liable for cleanup costs and damages regardless of fault. Other laws and regulations set standards for the handling of asbestos or establish requirements for the use, modification, abandonment or closing of underground storage tanks.

It is not practical or possible to list all such laws and regulations in this LEASE. Therefore, owners, buyers and tenants are urged to consult legal counsel to determine their respective rights and liabilities with respect to the issues described in this notice as well as all other aspects of the proposed transaction. If hazardous wastes or substances have been, or are going to be used, stored, handled or disposed of on the property, or if the property has or may have underground storage tanks, it is essential that legal and technical advice be obtained to determine, among other things, what permits and approvals have been or may be required, if any, the estimated costs and expenses associated with the use, storage, handling, cleanup, removal or disposal of the hazardous wastes or substances and what contractual provisions and protections are necessary or desirable. It may also be important to obtain expert assistance for site investigations as to the likelihood of hazardous wastes or substances, or underground storage tanks being on the property.

Although LESSOR will disclose any knowledge it actually possesses with respect to the existence of hazardous wastes or substances, or underground storage tanks on the property, LESSOR has not made investigations or obtained reports regarding the subject matter of this notice, except as may be described in a separate written document signed by LESSOR. LESSOR makes no representations regarding the existence or nonexistence of hazardous wastes or substances, or underground storage tanks on the property. You should contact a professional, such as a civil engineer, geologist, industrial hygienist or other persons with experience in these matters to advise you concerning the property.

The term "hazardous wastes or substances" is used in this notice in its very broadest sense and includes, but is not limited to petroleum base products, paints and solvents, lead cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCBs and other chemical products. Hazardous wastes or substances and underground storage tanks may be present on all types of real property. This notice is therefore meant to apply to any transaction involving any type of real property, whether improved or unimproved.

33.1 MODIFICATION

This LEASE may not be modified except by endorsement in writing attached to this LEASE, dated and signed by all the parties hereto, and LESSOR shall not be bound by any oral or written statement of any servant, agent, or employee modifying this LEASE.

34.1 PARTIES AFFECTED

The rights, liabilities and remedies provided for herein shall extend to the heirs, legal representatives, successors and, so far as the terms of this LEASE permit, assigns of the parties hereto, and the words

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"LESSOR" and "LESSEE" and their accompanying verbs or pronouns, wherever used in this LEASE, shall apply equally to all persons, firms, or corporations which may be or become parties hereto.

35.1 SECURITY

LESSEE and not LESSOR, is responsible for security of the Premises. Any breach in security of the Premises, common areas, common access doors, and/or elevators shall not constitute an eviction of the LESSEE or relieve LESSEE from any of LESSEE'S obligations under this LEASE. All tenants shall have the responsibility for maintaining the security to common access. LESSOR may modify the type or amount of security measures or services provided to the Building or the Premises at any time without notice.

Access during times other than normal building hours as stated in Section 8.1 of this LEASE, will be through the use of an access code issued to each individual. Access codes will be issued by written instruction of the LESSEE to the management company. LESSEE is responsible to notify the management company upon an employee leaving the company and no longer having access to the Building. LESSOR reserves the right to modify or change the security procedures used for the Building.

36.1 RIGHT TO RELOCATE

LESSOR hereby reserves the right at any time during the term hereof to change the location of the Premises in the Building or other acceptable property as may be required. In the event LESSOR elects to exercise the foregoing option it shall advise LESSEE with sixty (60) days prior written notice of its intention. If LESSEE does not accept relocation space this LEASE will terminate at end of sixty (60) day notice period. LESSEE hereby agrees to be bound by its election to relocate or terminate this LEASE and, further, to execute upon receipt from LESSOR, whatever amendments or other instruments may be required to correctly reflect the foregoing changes and/or alterations. LESSOR shall relocate LESSEE at LESSOR'S sole expense. LESSEE shall be relocated to a premise of like kind and quality.

37.1 BASE RENTAL SCHEDULE

The LESSEE agrees to pay Base Rent based upon the following Rent Schedule:

Base Rental Period	Base Rental Per Month
Commencement Date through the last day of full
calendar month twelve (12) of the LEASE term.	$10,740.79

The first day of full calendar month thirteen (13) through the last day of full calendar month twenty four (24) of the LEASE term.	$11,063.01

The first day of full calendar month twenty five (25) through the last day of full calendar month thirty six (36) of the LEASE term.	$11,394.90

37.2 UTILITY ADJUSTMENT

LESSEE shall pay as Additional Rent, one (1) time per year, LESSEE’S proportionate share of any increase in basic utility costs for the Building.

The base period shall be September 2005 through August, 2006, during which time the actual utility costs were $TBD. The comparison period shall be defined as the twelve calendar month period directly following the base period and every consecutive twelve calendar month period thereafter. The actual utility costs shall be defined as all Building meter accounts paid by the LESSOR. For the purposes of the utility adjustment, the Utility Building size shall be the actual useable square feet less any space separately metered or submetered or 41,517 square feet and the LESSEE’S pro-rata share is 14.6% which is based on the actual Premises useable

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square feet divided by the Utility Building size. Since the useable square feet of the Building can change, the above Utility Building size and LESSEE’S pro-rata share is subject to change.
The one (1) time per year utility payment, if any, shall be paid by the LESSEE annually beginning month thirteen (13) of the LEASE term on the first day of this month.

First, before any comparison of utility costs is made, the base period actual utility costs shall be increased by the CPI percentage change using the base period CPI compared to the comparison period CPI to create an “adjusted” base amount. Next, the “adjusted” base amount shall be subtracted from the comparison period actual utility costs. Last, the difference shall be multiplied by the LESSEE’S pro-rata share. The one (1) time per year utility payment, if any, shall be paid by the LESSEE annually beginning month thirteen (13) of the LEASE term on the first day of this month.

An example is as follows:

Example

1.)	Actual Building Size	20,000 useable sq. ft.
2.)	Building Tenants who pay their utilities direct on separate meters or separately read submeters	2,500 useable sq. ft.
3.)	Adjusted Building Size	17,500 useable sq. ft.
4.)	LESSEE’S Premises =	1,000 useable sq. ft.
5.)	LESSEE’S pro-rata share =	5.7%
6.)	Actual Utility Costs during Base Period for Entire Building	$17,500.00 ($1.00/rsf/yr)
Base Period CPI ....183.5 (May 2003)
Comparison Period CPI........ 194.4 (May 2005)
7.)	CPI Percentage Increase	x 5.9%
8.)	“Adjusted” Base Amount	$18,532.50
9.)	Actual Utility Costs during Comparison Period for Entire Building	$19,600.00 (12%increase)
10.)	Difference between Comparison Period Actual Utility Costs and “Adjusted” Base Amount	$ 1,067.50
11.)	Tenant’s annual Pro-rata Share 5.7% or $60.85, which is a one (1) time per year payment made by the LESSEE

38.1 SMOKING - ENTIRE NON-SMOKING BUILDING

The Building in which the Premises is located has been designated as an entire NON-SMOKING Building. This includes all areas of the Building, both common areas as well as individual tenant spaces. Thus, smoking in the Premises or common areas within the Building is not permitted.

39.1 WAIVER

Any waiver by the LESSOR of any breach of any covenant herein contained to be kept and performed by the LESSEE shall not be deemed or considered as a continuing waiver, and shall not operate to bar or prevent the LESSOR from declaring a forfeiture for any succeeding breach, either of the same condition or covenant otherwise.

40.1 PERSONAL GUARANTEE

See Exhibit "A"

X None Required

41.1 INTERIOR DESIGN & MODIFICATION

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See Exhibit "B" Space Plan, Exhibit “B” Space Plan/”A”

42.1 LESSOR AGREED TENANT IMPROVEMENTS

See Exhibit "C" Interior Space Work Agreement

If any provisions contained in this Exhibit “C” Interior Space Work Agreement are inconsistent with any other provisions contained in this LEASE (ie: Exhibit “B” Space Plan), the provisions contained in this Exhibit “C” Interior Space Work Agreement shall control.

43.1 LESSEE TENANT IMPROVEMENTS OR ALTERATIONS

(a)
The LESSOR must review and approve in writing any LESSEE Tenant Improvements or Alterations to the Premises. The LESSOR requests a walk-through with LESSEE and LESSEE’S contractor prior to commencement of any improvements by LESSEE to the Premises.

(b)
The LESSEE shall be responsible for all Tenant Improvements or Alterations to the Premises not performed by the LESSOR and all costs associated with said LESSEE Tenant Improvements or Alterations. Said Tenant Improvements or Alterations are to comply with applicable building (including Americans With Disabilities Act, or ADA) and fire codes and are to be performed by licensed and bonded contractor with a building permit from the City of Portland or the appropriate governmental agency. Prior to the commencement of work, LESSEE’S general contractor shall provide LESSOR proof of insurance indemnifying LESSOR for claims that may arise during the course of Tenant Improvements or Alterations. All tenant improvements performed by LESSEE shall have prior written approval by LESSOR using materials of quality satisfactory to LESSOR. LESSEE shall provide construction drawings, which will be attached to the LEASE as Exhibit “D” and approved by LESSOR in writing prior to commencement of LESSEE tenant improvements.

(c)	The LESSEE will be responsible for all costs associated with LESSEE Tenant Improvements or Alterations.

(d)	LESSEE to appoint one (1) person as a LESSEE representative project manager regarding all LESSEE Tenant Improvement or Alterations coordination. LESSOR will only interface with that person.

(e)
Before commencing any Tenant Improvements or Alterations using LESSEE outside contractors, LESSEE shall notify LESSOR of the expected commencement and completion dates of the LESSEE tenant improvement work. LESSEE shall not permit any mechanics’ or materials’ liens to be levied against the Premises or the Building for any labor or materials furnished to LESSEE or its agents or contractors; provided, however, that LESSEE shall not be required to pay or otherwise satisfy any claims or discharge such liens so long as LESSEE, in good faith and at its own expense, contests the same or the validity thereof by appropriated proceedings and posts a bond or takes other steps acceptable to LESSOR that stay enforcement of such lien.

(f)
LESSEE agrees that there shall be no occupancy of the Premises by LESSEE until any/all notices of mechanics’ liens are removed from the property and LESSOR is in receipt of lien waivers from all trades for LESSEE Tenant Improvements or Alterations.

(g)
Prior to commencement of any LESSEE Tenant Improvements or Alterations to the Premises, LESSOR shall require LESSEE to have their General Contractor provide LESSOR with proof of Performance and Payment bond acceptable to the LESSOR listing LESSOR as an Obligee.

(h)
LESSOR also requires LESSEE’S construction agreement with LESSEE’S general contractor for the Premises to include a waiver of any right to lien against the LESSOR’S property and a statement that the General Contractor’s only resource is the LESSEE and not the LESSOR for any payments related to the improvements of the Premises.

(i)
Upon completion of LESSEE’S Tenant Improvements or Alterations per the construction documents (to beattached to LEASE prior to construction start) approved by LESSOR, LESSOR’S inspection of the completed said Tenant Improvements or Alterations, and LESSEE supplying a full set of lien releases.

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(j)	All materials shall be installed in a good workmanship manner, and quality.

(k)
All LESSEE Tenant Improvements or Alterations will need to be routed through the Facilities Permit Programwith the City of Portland if the Building is located within the city limits of Portland. All associated charges will be billed to the LESSOR and passed through to the LESSEE for payment upon receipt. LESSEE is aware all inspections and associated fees generated by LESSEE or LESSEE’S contractor will be paid by the LESSEE. All reinspections associated with LESSEE’S Tenant Improvements or Alterations will be paid by LESSEE.

(l)	The LESSEE may not occupy the Premises until LESSOR is in receipt of a copy of a Certificate ofOccupancy. (This only applies to initial Tenant Improvements)

44.1 FLOOR PLAN

See Exhibit “E” Floor Plan

45.1 TELEPHONES

LESSEE agrees, at its expense, to provide voice and data wiring to the Premises and appropriate common areas. LESSEE agrees to put any equipment associated with LESSEE’S voice and data system in the Premises. LESSEE agrees that LESSOR shall not be liable for any damages or other liability incurred by LESSEE or any other parties as a result of LESSEE'S wiring the Premises for voice and data or the existing condition of any voice and data wiring or system. LESSEE further agrees to indemnify and hold harmless LESSOR from any and all liability or claims of LESSEE or others arising or resulting from LESSEE'S wiring of the Premises for voice and data communications. The LESSEE agrees to have LESSEE’S voice/data vendor obtain a low voltage permit and coordinate Building access and installation with the LESSOR.

The LESSOR will agree to remove all existing voice and data lines/wiring prior to Commencement Date if LESSEE so requests in Exhibit “C” prior to LESSEE signing this LEASE. If LESSEE does not request in Exhibit “C” that LESSOR remove all existing voice and data lines/wiring, then LESSEE shall be responsible for any removal required.

If LESSEE decides to use any of the existing voice and data lines/wiring, the LESSOR will not be responsible for removing any existing voice and data lines/wiring.

46.1 TIME IS OF THE ESSENCE

LESSOR and LESSEE acknowledge that time is of the essence in the execution of this LEASE in order to allow LESSOR adequate time to complete the agreed upon Tenant Improvements. Due to the extent of tenant improvements described in Exhibit “B” Space Plan and Exhibit “C” Interior Space Work Agreement, the LESSOR’S contractor may require up to sixty (60) days after LESSOR is in receipt of a permit in order to complete said improvements. If the LEASE is not signed, returned (with Security Deposit and prepaid rent) and accepted by the LESSOR before 12:00 noon September 8, 2006, then LESSEE understands that the Tenant Improvements described in Exhibit "B" Space Plan and Exhibit "C" Interior Space Work Agreement may not be completed by the Lease Commencement date and LESSEE shall not take possession of Premises until said Tenant Improvements are completed.

47.1 EXPIRATION OF OFFER

This offer to lease shall be null and void at the sole option of the LESSOR if not returned to LESSOR signed by LESSEE in an acceptable form to LESSOR and accompanied by appropriate funds by September 8, 2006.

48.1 RENT CONCESSION

LESSEE shall receive a rent concession valued at $21,481.60 to be applied as a rent credit of $5,370.40 for months two (2), three (3), four (4) and five (5) of the initial LEASE term only.

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In construing of this LEASE, it is understood that the LESSOR or the LESSEE may be more than one person; that if the context so requires, the singular pronoun shall be taken to mean and include the plural, the masculine, the feminine, and the neuter, and that generally all grammatical changes shall be made, assumed and implied to make the provisions hereof apply equally to corporations and to individuals.

IN WITNESS WHEREOF, the respective parties have executed this instrument in duplicate on this, the day, the month, and year first hereinbelow written, any corporation signature being by authority of its Board of Directors.

LESSOR:	By: /s/ Douglas D. Lindholm
AMERICAN PROPERTY MANAGEMENT CORP.	Name: Douglas D. Lindholm
as agent for and on behalf of WESTON INVESTMENT CO. LLC

(Federal Tax ID# 93-1173413*)	Title: Vice President of Commercial Property
*Lessee need not supply Lessor a Federal 1099 Form
Address for Notices:
P.O. Box 12127	DATE: 9/13/06
Portland, Oregon 97212-0127

LESSEE:
Rim Semiconductor Company, a Utah corporation
By: /s/ Brad Ketch

Name: Brad Ketch

Address for Notices:	Title: President and CEO
305 NE 102nd Avenue, Suite 350
Portland, OR 97220
DATE: 9-7-06

LESSOR INITIAL  DL   LESSEE INITIAL  BK

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EXHIBIT "B" SPACE PLAN
Rim Semiconductor Company, a Utah corporation
305 NE 102ndAvenue, Suite 350
Portland, OR 97220
Account #C-321-5220-02

Any changes to this Exhibit "B" Space Plan are subject to LESSOR'S approval. Any changes to this plan shall be at LESSEE'S sole cost and expense, shall not delay the Commencement Date, and may delay LESSEE'S occupancy.

If any provision contained in Exhibit “C”Interior Space Work Agreement is inconsistent with any other provision contained in this LEASE (ie: Exhibit “B”SpacePlan), the provisions contained in Exhibit “C”Interior Space Work Agreement shall control.

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EXHIBIT "B" SPACE PLAN/”A”
Rim Semiconductor Company, a Utah corporation
305 NE 102nd Avenue, Suite 350
Portland, OR 97220
Account #C-321-5220-02

GENERAL NOTES:

(1) INSTALL BUILDING STANDARD DOOR

LEGEND

- EXISTING WALL TO REMAIN
- WALL OR ITEM TO BE REMOVED
- NEW WALL TO BE CONSTRUCTED
- NEW WALL TO BE CONSTRUCTED BY LESSEE AFTER COMMENCEMENT OF LEASE

(7)
(8)
(12)
(15)
(3)
(9)
(1)
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MULTNOMAH PLAZA
THIRD FLOOR
305 NE 102nd AVENUE
PORTLAND, OR 97216

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EXHIBIT "C" INTERIOR SPACE WORK AGREEMENT
LESSEE: Rim Semiconductor Company, a Utah corporation
ACCOUNT #C-321-5220-02               BUILDING/SUITE #: Multnomah Plaza/#350

	ACCEPTED	AGREED	LESSOR	LESSEE
ITEM	AS-IS	IMPROVEMENTS	EXPENSE	EXPENSE
PAINTING: (Building Standard Color)
Repaint Premises using building standard materials. Remaining Vaughan walls that have non fabric wall covering will be painted and those walls with fabric wall covering will remain
“as is”.
Color to be: Ivory #462100KM
X
FLOORCOVERING: (Building Standard Direct Glue DownCarpet, Color/Cove Base Color)		Recarpet Premises using building standard materials. Color to be: See items 11 and 12 below Cove base to be: See items 11 and 12 below	X
VINYL FLOORCOVERING (Building Standard Vinyl):	X	NONE
LIGHTING: (Building Standard Fixtures and Distribution)		Replace burned out light bulbs.	X
ELECTRICAL: (Building Standard 110 Volt)		Install one (1) duplex for every 12 lineal feet of new construction only. See items 7 and 9 below	X
CEILING: (Building Standard Acoustical Tile)		Replace up to six (6) damaged ceiling tiles and repaint vents.	X
PARTITIONS: (Building Standard Sheetrock)		Demo and build office walls and demising walls as shown on Exhibit :B” Space Plan/”A”.	X
DOORS/FRAMES: (Building Standard Quality)
Install double glass doors and two (2) glass inset
side light and two (2) glass relites and two (2) exit
doors as shown on Exhibit `B” Space Plan/”A”.
LESSEE to pay $15,000 for up charge to glass
doors, see item 2 below.
X LESSEE to pay $15,000 up-front up charge
LOCKS/HARDWARE: (Building Standard Quality)
All interior doors are to be supplied with passage doorknobs only (no locks), except as shown on Exhibit B” Space Plan/”A”.
LESSOR to provide 30 suite entry door keys.
LESSOR to provide 20 Building entry keys
LESSOR to provide 3 mailbox keys.
LESSOR to provide 8 internal keys for four (4)
offices as shown on Exhibit `B” Space Plan.
X
RELIGHTS: (Building Standard Interior)	X	Install two (2) building standard relites (34” x 76”) horizontally in computer room as shown on Exhibit `B” Space plan, See item 4 below.
WINDOWCOVERING: (Building Standard Exterior)		Clean and repair as necessary.	X

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EXHIBIT "C" INTERIOR SPACE WORK AGREEMENT (Continued)
LESSEE: Rim Semiconductor Company, a Utah corporation
ACCOUNT #C-321-5220-02          BUILDING/SUITE #: Multnomah Plaza/#350

	ACCEPTED	AGREED	LESSOR	LESSEE
ITEM	AS-IS	IMPROVEMENTS	EXPENSE	EXPENSE

TELEPHONE: (Building Standard Mud Rings)		Install one (1) mud-ring for every 12 lineal feet of new construction only.	X

EXISTING VOICE AND DATA LINES:	X	Remove all existing voice and data lines/wiring. ___ YES X NO

If LESSEE is modifying the existing space layout, or expanding their Premises, it is understood and agreed that all Lessor Agreed Tenant Improvement work may be performed during normal business hours and will not be deemed as an interruption of LESSEE'S business and that AMERICAN PROPERTY MANAGEMENT CORP. assumes no liability for damage to any existing hidden electrical located in the walls, ceiling and/or floors (i.e., electrical for phones, fax, computers, office equipment, etc.) that is not indicated on this agreement and brought to the attention of AMERICAN PROPERTY MANAGEMENT CORP. prior to the office remodel or is not equipped with an appropriate power surge protection device. If any provisions contained in this Exhibit “C” Interior Space Work Agreement are inconsistent with any other provisions contained in this LEASE (ie: Exhibit “B” Space Plan), the provisions contained in this Exhibit “C” Interior Space Work Agreement shall control.

The following will be incorporated into this Exhibit “C”:

(2)	The Lessor will agree to install glass double doors with glass inset sidelights and glassrelites as drawn in Exhibit “B” Space Plan/A.

The LESSEE shall pay $15,000.00 for this cost as an up front estimated up charge. The Lessor will have Benson Glass provide a hard bid for this work and the work described in (14).

(3)
The Lessor will build building standard partitions where indicated in orange highlight on the RIM plan by B. Anderson as drawn in Exhibit “B” Space Plan/”A” (“E”) at no cost to the Lessee. All other partitions described in this plan will be built by Lessee’s contractor (approved by Lessor) after the Lessor completes Lessor’s work and tenders possession of the Premises to the Lessee per Section 43.1 of the LEASE.

(4)
The Lessor will build at not cost to Lessee, building standard partitions and install a building standard door with two (2) building standard (“timely framed”) 34” x 76” horizontal relites where indicated on Exhibit “B” Space Plan (“B”).

(5)
The Lessor will only “flip” the closet described in Exhibit “B” Space Plan (“B”) if there is no mechanical in the existing wall that will have the new closet opening, at no cost to Lessee. Other wise the closet will remain as is.

(6)	The Lessor will provide at no cost to Lessee, four (4) internal lock sets and provide eight (8) sets of identical keys.

(7)	The Lessor will install halogen can lights on separate dimmer switches or independent switches in five (5) areas described in Exhibit “B” Space Plan/A (“C”).

The Lessee shall pay for all costs associated with this work. The Lessor will pass through the actual time and material costs associated with the Lessor’s subcontractors work. No supervision, overhead or profit will be added. The Lessee will agree not to delay the Lessor in providing can light specifications.

(8)	The Lessor will install the j boxes to the five (5) areas described in Exhibit “B” Space Plan/A.

The Lessee shall pay for all costs associated with this work. The Lessor will pass through the actual time and material costs associated with the Lessor’s subcontractors work. No supervision overhead or profit will be added. The Lessee will agree not to delay the Lessor in providing specifications for this work.

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(9-11)
The Lessor shall install a new 3.5-ton split system HVAC unit which will provide 24/7 cooling to the room described in Exhibit `B” Space Plan (`B”). The Lessor will not relocate the existing unit in Suite 103, as it is 15-20 years old. The new HVAC equipment will be capable of cooling up to 64 servers at 300 watts each.

A new electric panel will need to be installed. The new electric panel will support the HVAC system and the eight (8) twenty (20) amp circuits for the j boxes located in the room described in Exhibit `B” Space Plan (`B”). The new electric panel will be put on a submeter. The Lessee will be responsible for the submeter reading cost and all utility costs associated with this new electric panel. The Lessee will be responsible for servicing and maintaining this HVAC unit. The Lessor advises Lessee to enter into a service contract with the company that installs the equipment.

The Lessee will pay for the above work upfront, at a cost not to exceed $12,500.00.

(12)	The Lessor will install the described carpet at no cost to the Lessee. Lessee to choose new cove base color as it is now discontinued. (Color to be: #96591/Escape)

(13)
The Lessor will install the described carpet at no cost to the Lessee. Lessee to choose new cove base color as it is now discontinued. (Carpet color to be: #525/Bulletin Board) (Cove base color to be: )

(14)	The Lessor will provide three (3) 12” high horizontal relites of equal size in front of the three (3) skylights in thecommon hall, as shown on Exhibit `B” Space Plan/”A-2”.

The Lessee will be responsible for all associated costs. Benson Glass will provide hard bids, and Lessee will agree to pay the Lessor within three (3) business days of Lessee’s receipt of a hard bid for this work, which will be in addition to the $15,000.00 estimate described in item (2) above.

DL BK	(15)	The Lessor will install linoleum or tile flooring in the highlighted area on Exhibit "B" Space Plan

DL BK	(16)	The Lessor will move the wall indicated on Exhibit "B" Space Place Plan to be flush with the office wall directly east of the office.

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EXHIBIT "E” FLOOR PLAN
Rim Semiconductor Company, a Utah corporation
305 NE 102nd Avenue, Suite 350
Portland, OR 97220
Account #C-321-5220-02

MULTNOMAH PLAZA
THIRD FLOOR
305 NE 102nd AVENUE
PORTLAND, OR 97216

== Premises

The above Floor Plan is meant to show the approximate location of the Premises in relation to the rest of the floor only. It may not show an accurate as-built drawing and is not meant for tenant improvement purposes.

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